EXHIBIT 21

                         Subsidiaries of the Registrant

All of the Company's subsidiaries are wholly owned by the registrant or a subsidiary of the registrant:

Vermont Pure Springs, Inc. ("Springs") - incorporated in the State of Delaware.


Crystal Rock Spring Water Company ("Crystal Rock") - incorporated in the State of Connecticut.

Excelsior Springs Water Company, Inc. - incorporated in the State of New York and wholly owned by the Company's subsidiary, Springs.


Adirondack Coffee Services, Inc. - incorporated in the State of New York and wholly owned by the Company's subsidiary, Springs.


Crystal-Waterville, Inc. - incorporated in the State of Connecticut and wholly owned by the Company's subsidiary, Crystal Rock.